EVANSTON CAPITAL MANAGEMENT, LLC

February 12, 2014

To the Trustees of:

Evanston Alternative Opportunities Fund
1560 Sherman Avenue, Suite 960
Evanston, Illinois 60201

Re:  Expense Limitation Agreement

    With reference to the Investment Management Agreement entered into by Evanston Capital Management, LLC (the "Adviser") with Evanston Alternative Opportunities Fund (the “Fund”) on February 12, 2014, we hereby notify you as follows:

    1.  Through the first anniversary of the Fund’s commencement of operations, the Adviser agrees to waive and/or reimburse the Fund for its management fee and, to the extent necessary, bear other expenses, to limit the total annualized operating expenses (excluding any borrowing and investment-related costs and fees, taxes, extraordinary expenses and the fees and expenses of underlying funds) of the Fund to 1.70% per annum of the Fund’s net assets.

    2.  The Adviser shall be permitted to recover expenses it has borne subsequent to the effective date of this letter agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that the Fund's expenses fall below the annual rate set forth above.  Provided, however, that the Fund is not obligated to pay any such reimbursed fees more than three years after the end of the fiscal year in which the fee was borne by the Adviser.

    3.  During the periods covered by this letter agreement, the expense limitation arrangement set forth above for the Fund may only be modified by a majority vote of the "non-interested" trustees of the Fund (as defined under the Investment Company act of 1940, as amended (the "1940 Act")).

    4.  We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

Very truly yours,

Evanston Capital Management, LLC

By:
Name:
Title:

ACCEPTED AND AGREED TO ON BEHALF OF:
Evanston Alternative Opportunities Fund

By:
Scott Zimmerman
Secretary

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